EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							26-004

Date: February 23, 2026	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Fourth Quarter and Full Year 2025 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $8.3 million, or $0.06 per diluted share, for the fourth quarter 2025 compared to net income of $22.1 million, or $0.15 per diluted share, for the third quarter 2025 and net income of $20.1 million, or $0.13 per diluted share, for the fourth quarter 2024.  Net income during the fourth quarter 2025 included a non-cash impairment charge for certain of our oil and gas properties of approximately $18.1 million (pre-tax).  Helix reported Adjusted EBITDA1 of $73.9 million for the fourth quarter 2025 compared to $103.7 million for the third quarter 2025 and $71.6 million for the fourth quarter 2024.

For the full year 2025, Helix reported net income of $30.8 million, or $0.21 per diluted share, compared to net income of $55.6 million, or $0.36 per diluted share, for the full year 2024.  Adjusted EBITDA for the full year 2025 was $272.0 million compared to $303.1 million for the full year 2024.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Year Ended
	12/31/2025	12/31/2024	9/30/2025	12/31/2025	12/31/2024
Revenues	$334,162	$355,133	$376,960	$1,291,474	$1,358,560
Gross Profit	$50,633	$58,859	$66,019	$159,138	$219,564
	15%	17%	18%	12%	16%
Net Income (loss)	$8,270	$20,121	$22,083	$30,827	$55,637
Basic Earnings (Loss) Per Share	$0.06	$0.13	$0.15	$0.21	$0.37
Diluted Earnings (Loss) Per Share	$0.06	$0.13	$0.15	$0.21	$0.36
Adjusted EBITDA[1]	$73,871	$71,641	$103,671	$271,957	$303,147
Cash and Cash Equivalents	$445,196	$368,030	$338,033	$445,196	$368,030
Net Debt[1]	$(137,201)	$(52,873)	$(30,561)	$(137,201)	$(52,873)
Cash Flows from Operating Activities	$113,163	$77,977	$24,277	$136,749	$186,028
Free Cash Flow[1]	$107,467	$65,454	$22,589	$120,407	$163,188

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our fourth quarter financial results, accounting for seasonal impacts, highlight the outstanding execution by the Helix team.  Our team delivered $74 million of EBITDA, our highest fourth quarter EBITDA since 2013.  We generated Free Cash Flow of over $100 million during the quarter, delivering $120 million of Free Cash Flow for the full year 2025.  We have amassed a substantial cash balance, $445 million at year end, providing significant optionality for its deployment.  The market does remain volatile.  Oil prices declined nearly 20% year over year, resulting in a slower oil and gas offshore market.  This downturn resulted in an $18 million non-cash charge for our Thunder Hawk field during the fourth quarter.  Following a successful recompletion in February, the field is expected to resume production early April.  In this challenging market, we are finding pockets of market resilience despite macro and geopolitical head winds.  Our sales efforts secured a multi-year P&A program in the UK North Sea on up to 34 subsea wells.  We expect the near-term market to continue at its current pace, but recognize momentum is building in the offshore market pointing to improvements in the latter half of 2026 and into 2027.”

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Year Ended
	12/31/2025	12/31/2024	9/30/2025	12/31/2025	12/31/2024
Revenues:
Well Intervention	$181,006	$226,188	$193,205	$729,371	$829,862
Robotics	87,332	81,594	99,407	323,353	297,678
Shallow Water Abandonment	57,555	37,690	74,642	199,633	186,979
Production Facilities	17,262	18,462	18,513	72,693	88,709
Intercompany Eliminations	(8,993)	(8,801)	(8,807)	(33,576)	(44,668)
Total	$334,162	$355,133	$376,960	$1,291,474	$1,358,560

Income (Loss) from Operations:
Well Intervention	$12,269	$29,118	$8,558	$24,367	$93,205
Robotics	19,056	19,335	27,878	71,325	77,343
Shallow Water Abandonment	8,560	(5,422)	15,741	10,503	(9,323)
Production Facilities	3,548	5,498	5,381	20,298	21,340
Long-lived asset impairment	(18,064)	—	—	(18,064)	—
Corporate / Other / Eliminations	(13,105)	(17,651)	(9,707)	(43,294)	(55,130)
Total	$12,264	$30,878	$47,851	$65,135	$127,435

Fourth Quarter Results

Segment Results

Well Intervention

Well Intervention revenues decreased $12.2 million, or 6%, during the fourth quarter 2025 compared to the prior quarter primarily due to lower utilization on the Sea Helix 1 (formerly the Siem Helix 1) and the Well Enhancer, offset partially by higher utilization on the Q4000 during the fourth quarter 2025.  Utilization was lower during the fourth quarter 2025 on the Sea Helix 1 as it transitioned between long-term contracts in Brazil and on the Well Enhancer due to the winter seasonal slowdown in the North Sea.  Overall Well Intervention vessel utilization decreased to 72% during the fourth quarter 2025 compared to 76% during the prior quarter.  Well Intervention operating income increased $3.7 million during the fourth quarter 2025 compared to the third quarter 2025 primarily due to mobilization cost deferrals on the Sea Helix 1 during the fourth quarter and accelerated amortization during the third quarter of deferred regulatory costs related to the Q4000.

Well Intervention revenues decreased $45.2 million, or 20%, during the fourth quarter 2025 compared to the fourth quarter 2024.  The decrease was primarily due to lower revenues on the Q4000, the Seawell and the Sea Helix 1 compared to the prior year.  Revenues decreased on the Q4000 due to lower utilization, which had gaps between projects, and lower integrated project revenues during the fourth quarter 2025 compared to the fourth quarter 2024 when the vessel had higher integrated project revenues working in Nigeria.  Revenues on the Seawell decreased as the vessel was stacked during the fourth quarter 2025 compared to having 50% utilization in addition to the recognition of a contract cancellation fee of approximately $14 million during the fourth quarter 2024.  Sea Helix 1 revenues decreased year over year with lower utilization as the vessel transitioned between long-term contracts in Brazil during the fourth quarter 2025.  Revenue decreases were offset partially by higher revenues on the Well Enhancer, the Siem Helix 2 and the Q5000.  Revenues increased on the Well Enhancer, which worked later into the winter season during the fourth quarter 2025 compared to the prior year.  The Siem Helix 2 and the Q5000 operated at higher rates during the fourth quarter 2025 compared to the prior year.  Well Intervention operating income decreased $16.8 million during the fourth quarter 2025 compared to the fourth quarter 2024 primarily due to lower revenues, offset partially by lower integrated project costs on the Q4000 and lower costs due to the vessel stacking in the North Sea.

Robotics

Robotics revenues decreased $12.1 million, or 12%, during the fourth quarter 2025 compared to the prior quarter.  The decrease in revenues was due to lower overall vessel, trenching and ROV utilization with the winter seasonal slowdown in North Sea operations in the fourth quarter.  During the fourth quarter 2025, integrated vessel trenching decreased to 134 days and trenching on third-party vessels decreased to 137 days compared to 210 days and 165 days, respectively, during the prior quarter.  Total Robotics vessel activity declined to 491 days during the fourth quarter 2025, or 91% utilization, compared to 536 days, or 92% utilization, during the prior quarter.  ROV and trencher utilization decreased to 58% during the fourth quarter 2025 compared to 63% during the prior quarter, and site clearance operations using our IROV boulder grabs generated 100 days of utilization during the fourth quarter 2025 compared to 192 days during the prior quarter.  Robotics operating income decreased $8.8 million compared to the prior quarter primarily due to lower revenues.

Robotics revenues increased $5.7 million, or 7%, during the fourth quarter 2025 compared to the fourth quarter 2024.  Revenue increases were primarily due to higher rates and higher levels of third-party trenching activities and increased site clearance operations, offset partially by lower vessel activities, including fewer integrated vessel trenching days, and lower overall ROV utilization during the fourth quarter 2025.   The fourth quarter 2025 included 137 days of trenching on third-party vessels with the T-1400-1 and T-1400-2 jet trenchers compared to 26 days during the fourth quarter 2024 with the i-Plough.  Robotics also had 100 days of site clearance operations using IROV boulder grabs during the fourth quarter 2025 compared to 65 days during the fourth quarter 2024.  These improvements were offset partially by a reduction in integrated vessel trenching to 134 days during the fourth quarter 2025 compared to 269 days during the fourth quarter 2024.  The fourth quarter 2025 included 491 aggregate vessel days compared to 508 vessel days during the fourth quarter 2024.  Overall ROV utilization decreased to 58% during the fourth quarter 2025 compared to 64% during the fourth quarter 2024.  Robotics operating income decreased $0.3 million during the fourth quarter 2025 due to the incurrence of demobilization costs for one of its chartered vessels and lower margins on certain projects due to the mix of contracting compared to the fourth quarter 2024.

Shallow Water Abandonment

Shallow Water Abandonment revenues decreased $17.1 million, or 23%, during the fourth quarter 2025 compared to the prior quarter.  The decrease in revenues was primarily related to the seasonal slowdown in the Gulf of America shelf with lower utilization on systems and vessels including the Epic Hedron during the fourth quarter 2025.  Plug and Abandonment (“P&A”) and Coiled Tubing (“CT”) systems activity decreased to 621 days, or 26% utilization, during the fourth quarter 2025 compared to 1,003 days, or 42% utilization, during the prior quarter.  Vessel utilization (excluding heavy lift) decreased to 52% during the fourth quarter 2025 compared to 65% during the prior quarter.  The Epic Hedron heavy lift barge had good fourth quarter utilization of 92%, albeit down slightly from the prior quarter which saw full utilization.  Shallow Water Abandonment operating income decreased $7.2 million compared to the prior quarter primarily due to lower revenues during the fourth quarter 2025.

Shallow Water Abandonment revenues increased $19.9 million, or 53%, during the fourth quarter 2025 compared to the fourth quarter 2024 primarily due to higher revenues on the Epic Hedron and higher utilization on our systems, offset partially by lower utilization on our other vessels.  The Epic Hedron was 92% utilized and operated at higher rates during the fourth quarter 2025 compared to having only 41% utilization during the fourth quarter 2024.  Utilization on P&A and CT systems increased to 621 days, or 26%, during the fourth quarter 2025 compared to 416 days, or 17%, during the fourth quarter 2024.  Vessel utilization (excluding heavy lift), decreased to 52% during the fourth quarter 2025 compared to 65% during the fourth quarter 2024.  During the fourth quarter 2025, two liftboats and three OSVs remained stacked as a cost reduction measure.  Shallow Water Abandonment operating income increased $14.0 million in the fourth quarter 2025 compared to the fourth quarter 2024 primarily due to higher revenues.

Production Facilities

Production Facilities revenues decreased $1.3 million, or 7%, during the fourth quarter 2025 compared to the prior quarter primarily due to lower oil and gas production and prices from the Droshky field and lower revenues related to the Helix Fast Response System (“HFRS”) due to increased contractual credits for HFRS customers during the fourth quarter 2025.  The Thunder Hawk field remained shut in during both quarters.  Production Facilities operating income decreased $1.8 million during the fourth quarter 2025 primarily due to lower revenues and higher operating expenses compared to the prior quarter.

Production Facilities revenues decreased $1.2 million, or 6%, during the fourth quarter 2025 compared to the fourth quarter 2024 primarily due to lower oil and gas production and prices from the Droshky field and lower revenues related to the HFRS due to increased contractual credits for HFRS customers during the fourth quarter 2025.  The Thunder Hawk field remained shut in during the fourth quarters 2024 and 2025.  Production Facilities operating income decreased $2.0 million during the fourth quarter 2025 compared to the fourth quarter 2024 primarily due to lower revenues and higher operating expenses.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $20.3 million, or 6.1% of revenue, during the fourth quarter 2025 compared to $18.2 million, or 4.8% of revenue, during the prior quarter and $27.6 million, or 7.8% of revenue, during the fourth quarter 2024.  The increase in expenses quarter over quarter was primarily due to higher employee compensation costs, and the decrease in expenses year over year was primarily due to lower employee compensation costs.

Other Income and Expense

Other expense, net was $0.5 million during the fourth quarter 2025 compared to $1.0 million during the prior quarter and $1.3 million during the fourth quarter 2024.  Other expense, net primarily includes net foreign currency losses related to our international subsidiaries’ foreign currency positions.

Long-lived Asset Impairment

Long-lived asset impairment includes a non-cash impairment of our Thunder Hawk field in our Production Facilities segment during the fourth quarter 2025 due to lower oil prices and higher expected operating costs, including expected workover costs.

Cash Flows

Operating cash flows were $113.2 million during the fourth quarter 2025 compared to $24.3 million during the prior quarter and $78.0 million during the fourth quarter 2024.  Operating cash flows during the fourth quarter 2025 increased compared to the prior quarter primarily due improvements in working capital, offset partially by lower earnings.  Operating cash flows during the fourth quarter 2025 increased compared to the fourth quarter 2024 primarily due to higher working capital inflows.  Regulatory certifications for our vessels and systems, which are included in operating cash flows, were $3.7 million during the fourth quarter 2025 compared to $14.3 million during the prior quarter and $6.1 million during the fourth quarter 2024.

Capital expenditures, which are included in investing cash flows, totaled $5.7 million during the fourth quarter 2025 compared to $1.7 million during the prior quarter and $12.5 million during the fourth quarter 2024.

Free Cash Flow was $107.5 million during the fourth quarter 2025 compared to $22.6 million during the prior quarter and $65.5 million during the fourth quarter 2024.  The increase in Free Cash Flow in the fourth quarter 2025 compared to the prior quarter and fourth quarter 2024 was primarily due to higher operating cash flows during the fourth quarter 2025.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Full Year Results

Segment Results

Well Intervention

Well Intervention revenues decreased $100.5 million, or 12%, in 2025 compared to 2024 primarily due to overall lower utilization offset partially by higher rates in 2025.  Utilization declined primarily due to the stacking of the Seawell in the North Sea during the entirety of 2025 whereas the vessel had 86% utilization during 2024.  Utilization also declined as the Q7000, the Q5000 and the Q4000 collectively underwent 131 docking days during 2025 compared to 10 days on the Sea Helix 1 during 2024.  Additionally, revenues in 2024 included $14 million of contract cancellation fees for work that had been planned for 2025.  Overall Well Intervention vessel utilization decreased to 72% during 2025 compared to 90% in 2024.  Revenue declines were offset partially by higher rates on the Well Enhancer, and in Brazil in 2025.  Well Intervention operating income decreased $68.8 million during 2025 compared 2024 primarily due to lower revenues, offset partially by lower costs on the Seawell due to the vessel being warm stacked during 2025 and higher deferred costs related to the dockings during 2025.

Robotics

Robotics revenues increased $25.7 million, or 9%, in 2025 compared to 2024.  The increase was primarily due to increased trenching on third party vessels and higher project rates on our vessel activities, offset partially by lower overall vessel and ROV utilization in 2025.  Robotics generated 483 days of trenching on third party vessels during 2025 compared to 167 days during 2024; however, vessel utilization decreased to 1,808 days in 2025 compared to 1,901 days in 2024.  Included in vessel days are integrated vessel trenching days, which decreased to 635 days in 2025 compared to 835 days in 2024, and site clearance vessel days, which increased to 503 days in 2025 compared to 325 days in 2024.  Overall ROV and trencher utilization decreased to 59% in 2025 compared to 69% in 2024.  Robotics operating income decreased $6.0 million in 2025 compared to 2024.  The decrease in operating income was primarily due to lower margins on certain projects due to the mix of contracting offset partially by higher revenues during 2025.

Shallow Water Abandonment

Shallow Water Abandonment revenues increased $12.7 million, or 7%, in 2025 compared to 2024.  The increase in revenues was primarily due to higher utilization on the Epic Hedron leavy lift barge and on our systems in 2025 compared to 2024.  Utilization on the Epic Hedron heavy lift barge was 58% during 2025 compared to 44% during 2024.  P&A and CT systems achieved 2,686 days of utilization, or 28%, during 2025 compared to 2,281 days, or 24%, during 2024.  Vessel utilization (excluding heavy lift) declined to 53% during 2025 compared to 61% during 2024.  Shallow Water Abandonment generated operating income of $10.5 million during 2025, an increase of $19.8 million compared to an operating loss of $9.3 million in 2024.  The increase was primarily due to higher revenues, lower operating expenses, and higher margin contracting in 2025.

Production Facilities

Production Facilities revenues decreased $16.0 million, or 18%, during 2025 compared to 2024. The decrease in 2025 was primarily due to lower oil and gas production volumes with the Thunder Hawk field being shut during 2025 after having had approximately seven months of production in 2024.  The Droshky field production declined in 2025 compared to 2024 and realized oil prices were lower by 12% year over year.  Production Facilities operating income decreased $1.0 million during 2025 primarily due to lower revenues, offset partially by lower operating expenses and lower workover costs on the Thunder Hawk field compared to 2024.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $75.9 million, or 5.9% of revenue, in 2025 compared to $91.7 million, or 6.7% of revenue, in 2024.  The decrease in expense was primarily due to a net decrease in employee compensation-related costs in 2025.

Other Income and Expenses

Other expense, net was $1.4 million in 2025 compared to $3.9 million in 2024.  The decrease in other expense in 2025 was primarily due to a charge in 2024 of $2.4 million related to an increase in the value of incentive credits issued to the seller of P&A equipment acquired in 2023.

Cash Flows

Helix generated operating cash flows of $136.7 million in 2025 compared to $186.0 million in 2024.  Operating cash flows in 2025 decreased primarily due to lower earnings, higher regulatory certification costs on our vessels and systems and net working capital outflows compared to 2024, offset partially by the $58.3 million cash paid in 2024 for the earnout related to the Helix Alliance acquisition.  Regulatory certification costs, which are considered part of Helix’s capital spending program but are classified in operating cash flows, were $52.0 million in 2025 compared to $35.4 million in 2024.

Capital expenditures decreased to $16.3 million in 2025 compared to $23.3 million in 2024.

Free Cash Flow decreased to $120.4 million in 2025 compared to $163.2 million in 2024.  The decrease was due to lower operating cash flows, offset in part by lower capital expenditures in 2025.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Share Repurchases

Share repurchases in 2025 totaled 4.6 million shares for approximately $30.2 million compared to share repurchases in 2024 of 2.9 million shares for approximately $29.6 million.

Financial Condition and Liquidity

Cash and cash equivalents were $445.2 million at December 31, 2025.  Available capacity under our ABL facility at December 31, 2025, was $110.9 million, and total liquidity was $553.6 million, excluding $2.5 million cash pledged toward our ABL facility.  Consolidated long-term debt was $308.0 million at December 31, 2025, resulting in negative Net Debt of $137.2 million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its fourth quarter and full year 2025 results (see the Investor Relations page of Helix’s website, www.helixesg.com).  The teleconference is scheduled for Tuesday, February 24, 2026, at 9:00 a.m. Central Time.  Investors and other interested parties wishing to participate in the teleconference should dial 1-800-715-9871 within the United States and 1-646-307-1963 outside the United States.  The passcode is “Staffeldt.”  A live webcast of the teleconference will be available in a listen-only mode on the Investor Relations section of Helix’s website.  A replay of the webcast will be available on Helix’s website shortly after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and decommissioning operations.  Our services are key in supporting a global energy transition by maximizing production of existing oil and gas reserves, decommissioning end-of-life oil and gas fields and supporting renewable energy developments.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt.  We define EBITDA as earnings before income taxes, net interest expense, net other income or expense, and depreciation and amortization expense.  To arrive at our measure of Adjusted EBITDA, we exclude gains or losses on disposition of assets, long-lived asset impairment losses, acquisition and integration costs, gains or losses related to convertible senior notes, the change in fair value of contingent consideration, and the general provision for (release of) current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from asset sales and insurance recoveries (related to property and equipment), if any. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.  We have not provided reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures due to the challenges and impracticability with estimating some of the items without unreasonable effort, which amounts could be significant.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; any projections of financial items including projections as to guidance and other outlook information; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; the spot market; our current work continuing; visibility and future utilization; our protocols and plans; future economic or political conditions; energy transition or energy security; our spending and cost management efforts and our ability to manage changes; oil price volatility and its effects and results; our ability to identify, effect and integrate mergers, acquisitions and joint ventures or other transactions; developments; any financing transactions or arrangements or our ability to enter into such transactions or arrangements; our sustainability initiatives; our share repurchase program or execution; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions and the demand for our services; volatility of oil and natural gas prices; complexities of global political and economic developments, including tariffs; results from mergers, acquisitions, joint ventures or similar transactions; results from acquired properties; our ability to secure and realize backlog; the performance of contracts by customers, suppliers and other counterparties; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; the effectiveness of our sustainability initiatives and disclosures; human capital management issues; geologic risks; and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
(in thousands, except per share data)	2025	2024	2025	2024

	(unaudited)		(unaudited)

Net revenues	$334,162	$355,133	$1,291,474	$1,358,560
Cost of sales	283,529	296,274	1,132,336	1,138,996
Gross profit	50,633	58,859	159,138	219,564
Loss on disposition of assets, net	—	(429)	—	(479)
Long-lived asset impairment	(18,064)	—	(18,064)	—
Selling, general and administrative expenses	(20,305)	(27,552)	(75,939)	(91,650)
Income from operations	12,264	30,878	65,135	127,435
Net interest expense	(5,580)	(5,572)	(22,777)	(22,629)
Losses related to convertible senior notes	—	—	—	(20,922)
Other expense, net	(487)	(1,275)	(1,390)	(3,922)
Royalty income and other	101	(30)	1,512	2,102
Income before income taxes	6,298	24,001	42,480	82,064
Income tax provision (benefit)	(1,972)	3,880	11,653	26,427
Net income	$8,270	$20,121	$30,827	$55,637

Earnings per share of common stock:
Basic	$0.06	$0.13	$0.21	$0.37
Diluted	$0.06	$0.13	$0.21	$0.36

Weighted average common shares outstanding:
Basic	146,994	151,446	148,349	151,989
Diluted	147,149	154,246	148,454	154,699

Comparative Condensed Consolidated Balance Sheets

	Dec. 31, 2025	Dec. 31, 2024
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$445,196	$368,030
Accounts receivable, net	303,939	258,630
Other current assets	75,857	83,022
Total Current Assets	824,992	709,682

Property and equipment, net	1,362,494	1,437,853
Operating lease right-of-use assets	302,649	329,649
Deferred recertification and dry dock costs, net	74,351	71,718
Other assets, net	51,418	48,178
Total Assets	$2,615,904	$2,597,080

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$134,287	$144,793
Accrued liabilities	94,951	90,455
Current maturities of long-term debt	9,644	9,186
Current operating lease liabilities	60,796	59,982
Total Current Liabilities	299,678	304,416

Long-term debt	298,351	305,971
Operating lease liabilities	260,959	285,984
Deferred tax liabilities	105,571	113,973
Other non-current liabilities	71,433	66,971
Shareholders' equity	1,579,912	1,519,765
Total Liabilities and Equity	$2,615,904	$2,597,080

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Cash Flows

	Year Ended
(in thousands)	12/31/2025	12/31/2024
	(unaudited)
Cash flows from operating activities:
Net income	$30,827	$55,637
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	187,382	173,292
Long-lived asset impairment	18,064	—
Deferred certification and dry dock costs	(51,996)	(35,387)
Payment of earnout consideration	—	(58,300)
Losses related to convertible senior notes	—	20,922
Other non-cash charges	1,178	21,324
Changes in operating assets and liabilities	(48,706)	8,540
Net cash provided by operating activities	136,749	186,028

Cash flows from investing activities:
Capital expenditures	(16,342)	(23,303)
Proceeds from sale of assets	—	100
Proceeds from insurance recoveries	—	363
Net cash used in investing activities	(16,342)	(22,840)

Cash flows from financing activities:
Repayments of long-term debt	(9,186)	(69,469)
Repurchases of common stock	(30,214)	(29,620)
Payment of earnout consideration	—	(26,700)
Other financing activities	(5,659)	479
Net cash used in financing activities	(45,059)	(125,310)

Effect of exchange rate changes on cash and cash equivalents	1,818	(2,039)
Net increase in cash and cash equivalents	77,166	35,839
Cash and cash equivalents:
Balance, beginning of year	368,030	332,191
Balance, end of year	$445,196	$368,030

Reconciliation of Non-GAAP Measures

	Three Months Ended			Year Ended
(in thousands, unaudited)	12/31/2025	12/31/2024	9/30/2025	12/31/2025	12/31/2024

Reconciliation from Net Income to Adjusted EBITDA:
Net income	$8,270	$20,121	$22,083	$30,827	$55,637
Adjustments:
Income tax provision (benefit)	(1,972)	3,880	19,169	11,653	26,427
Net interest expense	5,580	5,572	5,616	22,777	22,629
Other expense, net	487	1,275	983	1,390	3,922
Depreciation and amortization	43,850	40,564	55,661	187,382	173,292
EBITDA	56,215	71,412	103,512	254,029	281,907
Adjustments:
Loss on disposition of assets, net	—	429	—	—	479
Long-lived asset impairment	18,064	—	—	18,064	—
General provision for (release of) current expected credit losses	(408)	(200)	159	(136)	(161)
Losses related to convertible senior notes	—	—	—	—	20,922
Adjusted EBITDA	$73,871	$71,641	$103,671	$271,957	$303,147

Free Cash Flow:
Cash flows from operating activities	$113,163	$77,977	$24,277	$136,749	$186,028
Less: Capital expenditures, net of proceeds from asset sales and insurance recoveries	(5,696)	(12,523)	(1,688)	(16,342)	(22,840)
Free Cash Flow	$107,467	$65,454	$22,589	$120,407	$163,188

Net Debt:
Long-term debt including current maturities	$307,995	$315,157	$307,472	$307,995	$315,157
Less: Cash and cash equivalents	(445,196)	(368,030)	(338,033)	(445,196)	(368,030)
Net Debt	$(137,201)	$(52,873)	$(30,561)	$(137,201)	$(52,873)